Exhibit 99.2

February 18, 2009

Peter Wilson
Lead Independent Director
Mike Hall
Secretary
ArthroCare Corporation
7500 Rialto Blvd., Bldg. 2, Suite 100
Austin, TX 78735

Re:	Resignation

Dear Peter and Mike:

This letter confirms my resignation of my positions as Chief Executive Officer and an employee of ArthroCare Corporation (the “Company”), and from my position as an officer of any subsidiary of the Company, effective as of February 17, 2009.   I herewith also resign my position as a member of the Company’s Board of Directors, and of any subsidiaries of the Company, effective as of February 18, 2009.  Such resignations are voluntary and do not give rise to any right by me for severance benefits pursuant to the terms of Section 6 of my Employment Agreement, dated as of December 18, 2008 (the “Employment Agreement”).

This further confirms my understanding and agreement that I am relieved of all obligation under the terms of Section 10, the Noncompetition Covenant, of my Employment Agreement, but shall remain bound by and shall strictly comply with the provisions of Section 11(a) and (b) of the Employment Agreement during the 12-month period following my resignation of my positions as an officer and employee of the Company.   I further confirm my continuing obligations to the Company pursuant to the terms of the ArthroCare Corporation Employment, Proprietary Information and Invention Assignment Agreement executed by me on November 23, 1999, including, without limitation the provisions of Section 7 of that agreement.

Sincerely,

/s/ Michael A. Baker

Michael A. Baker